Exhibit 10.1
DELEK US HOLDINGS, INC.
2006 LONG-TERM INCENTIVE PLAN
(As Amended through May 4, 2010)
1. Purpose. The purpose of the Delek US Holdings, Inc. 2006 Long-Term Incentive Plan (the “Plan”) is to establish a flexible vehicle through which Delek US Holdings, Inc., a Delaware corporation (the “Company”), can attract, motivate, reward and retain key personnel of the Company and its affiliates through the grant of equity-based and/or cash incentive awards (“Awards”). Awards under the Plan may be in the form of: (a) options (“Options”) to purchase shares of the Company’s common stock, $0.01 par value (“Common Stock”) granted pursuant to Section 5(b), including Options intended to qualify as “incentive stock options” (“ISOs”) within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, and Options which do not qualify as ISOs, (b) stock appreciation rights (“SARs”) granted pursuant to Section 5(c), (c) restricted shares of Common Stock (“Restricted Stock”) granted pursuant to Section 5(d), (d) restricted stock units (“Restricted Stock Units”) granted pursuant to Section 5(e), and/or (e) other stock-based awards (“Other Stock-Based Awards”) or cash incentive awards (“Cash Incentive Awards”) granted pursuant to Section 5(f).
2. Eligibility. Awards under the Plan may be made to such directors, officers, employees, consultants and other individuals (including, advisory board members) who may perform services for the Company or its affiliates, as the Committee may select.
3. Available Shares and Other Limitations. Subject to adjustment as provided in Section 7, the Company may issue an aggregate of 5,053,392 shares of Common Stock under the Plan, exclusive of (a) shares covered by the unexercised portion of an Award that terminates, expires, is canceled or is settled in cash, (b) shares forfeited or repurchased under the Plan, and (c) shares withheld or surrendered in order to pay the exercise or purchase price under an Award or to satisfy the tax withholding obligations associated with the exercise, vesting or settlement of an Award. No more than 2,500,000 shares of Common Stock may be issued pursuant to Awards granted in a single calendar year to any individual participant. No participant may earn a cash incentive Award under the Plan for any calendar year in excess of an amount equal to $5,000,000.
4. Administration.
(a) Committee. The Plan will be administered by the Compensation Committee of the Company’s Board of Directors (the “Board”) or such other committee comprised of at least two (2) members of the Board appointed by the Board from time to time (the “Committee”), provided that, the Board will have sole responsibility and authority for matters relating to the grant and administration of Awards to any member of the Board who is not an employee of the Company or its affiliates. Notwithstanding the foregoing, the full Board may perform any function of the Committee hereunder, in which case the term “Committee” shall refer to the Board. If a committee other than the Compensation Committee is appointed by the Board to serve as the Committee, then, unless the Board determines otherwise, the member of such other committee shall consist of individuals who are “non-employee directors” (within the meaning of Rule 16b-3(b)(3) under the Securities Exchange Act of 1934, as amended) and as “outside directors” (within the meaning of Treasury Regulation Section 1.162-27(e)(3)). The Board may prescribe that a committee described in the preceding sentence shall have limited authority under the Plan, including, for example, authority to grant to certain executives and administer awards which are made pursuant to Section 7 hereof and which are intended to qualify for the performance-based compensation exemption from the deduction limitation imposed by Section 162(m) of the Code.
(b) Responsibility and Authority of Committee. Subject to the provisions of the Plan, the Committee, acting in its discretion, will have responsibility and full power and authority to: i. select the persons to whom Awards will be made, ii. prescribe the terms and conditions of each Award and make amendments thereto, iii. construe, interpret and apply the provisions of the Plan and of any agreement or other document evidencing an Award made under the Plan, and iv. make any and all determinations and take any and all other actions as it deems necessary or desirable in order to carry out the terms of the Plan. In exercising its responsibilities under the Plan, the Committee may obtain at the Company’s expense such advice, guidance and other assistance from outside compensation consultants and other professional advisers as it deems appropriate.

(c) Delegation of Authority. Subject to the requirements of applicable law, the Committee may delegate to any person or group or subcommittee of persons (who may, but need not be, members of the Committee) such Plan-related functions within the scope of its responsibility, power and authority as it deems appropriate. Reference herein to the Committee with respect to functions delegated to another person, group or subcommittee will be deemed to refer to such person, group or subcommittee.
(d) Committee Actions. A majority of the members of the Committee shall constitute a quorum. The Committee may act by the vote of a majority of its members present at a meeting at which there is a quorum or by unanimous written consent. The Committee shall keep a record of its proceedings and acts and shall keep or cause to be kept such books and records as may be necessary in connection with the proper administration of the Plan.
(e) Indemnification. The Company shall indemnify and hold harmless each member of the Committee and the Board and any employee or director of the Company to whom any duty or power relating to the administration or interpretation of the Plan is delegated from and against any loss, cost, liability (including any sum paid in settlement of a claim with the approval of the Board), damage and expense (including reasonable legal and other expenses incident thereto) arising out of or incurred in connection with the Plan, unless and except to the extent attributable to such person’s fraud or willful misconduct.
5. Specific Terms of Awards.
(a) General. Awards may be granted on the terms and conditions set forth in this Section 5. In addition, the Committee may impose on any Award or the exercise thereof, at the date of grant or thereafter, such additional terms and conditions, not inconsistent with the provisions of the Plan, as the Committee shall determine, including terms requiring forfeiture of Awards in the event of termination of employment or other service by the participant. The Committee shall require the payment of lawful consideration for an Award to the extent necessary to satisfy the requirements of the Delaware General Corporation Law, and may otherwise require payment of consideration for an Award except as limited by the Plan.
(b) Options. The Committee is authorized to grant Options to participants on the following terms and conditions:
(i) Exercise Price. The exercise price per share of Common Stock purchasable under an Option shall be determined by the Committee, provided that such exercise price shall not be less than the “Fair Market Value” of a share of Common Stock on the date of grant of such Option. Unless otherwise determined by the Committee or required by applicable law, the Fair Market Value of a share of Common Stock as of any given date shall be the closing sale price per share of Common Stock reported on a consolidated basis for securities listed on the principal stock exchange or market on which the Common Stock is traded on the date as of which such value is being determined or, if there is no sale on that day, then on the last previous day on which a sale was reported; provided, however, that, the Fair Market Value of a share of Common Stock on the date of the initial public offering of the Common Stock shall be the initial public offering price per share.
(ii) Option Term; Time and Method of Exercise. The Committee shall determine the term of each Option, which in no event shall exceed a period of ten (10) years from the date of grant. The Committee shall determine the time or times at which or the circumstances under which an Option may be exercised in whole or in part (including based on achievement of performance goals and/or future service requirements), the methods by which the exercise price may be paid or deemed to be paid and the form of such payment (including, cash, Common Stock, other Awards or awards granted under other plans of the Company or any affiliate, or other property (including through “cashless exercise” arrangements, to the extent permitted by applicable law)), and the methods by or forms in which Common Stock will be delivered or deemed to be delivered to participants.

(c) Stock Appreciation Rights. The Committee is authorized to grant SARs to participants on the following terms and conditions:
(i) Right to Payment. A SAR shall confer on the participant to whom it is granted a right to receive, upon exercise thereof, the excess of (1) the Fair Market Value of one share of Common Stock on the date of exercise over (2) the base price of the SAR as determined by the Committee, which base price shall not be less than the Fair Market Value of a share of Common Stock on the date of grant of such SAR.
(ii) Other Terms. The Committee shall determine at the date of grant or thereafter, the time or times at which and the circumstances under which a SAR may be exercised in whole or in part (including based on achievement of performance goals and/or future service requirements), the method of exercise, method of settlement, form of consideration payable in settlement, method by or forms in which Common Stock will be delivered or deemed to be delivered to participants, whether or not a SAR shall be free-standing or in tandem or combination with any other Award, and the maximum term of an SAR, which in no event shall exceed a period of ten (10) years from the date of grant.
(d) Restricted Stock. The Committee is authorized to grant Restricted Stock to participants on the following terms and conditions:
(i) Grant and Restrictions. Restricted Stock shall be subject to such restrictions on transferability, risk of forfeiture and other restrictions, if any, as the Committee may impose, which restrictions may lapse separately or in combination, at such times, under such circumstances (including based on achievement of performance goals and/or future service requirements), in such installments or otherwise and under such other circumstances as the Committee may determine at the date of grant or thereafter. Except to the extent restricted under the terms of the Plan or any Award agreement evidencing the Restricted Stock, a participant granted Restricted Stock shall have all of the rights of a stockholder, including the right to vote the Restricted Stock and the right to receive dividends thereon (subject to any mandatory reinvestment or other requirement imposed by the Committee).
(ii) Forfeiture. Except as otherwise determined by the Committee, upon termination of employment or other service during the applicable restriction period, Restricted Stock that is at that time subject to restrictions shall be forfeited and reacquired by the Company; provided that the Committee may provide, by rule or regulation or in any Award agreement, or may determine in any individual case, that restrictions or forfeiture conditions relating to Restricted Stock will lapse in whole or in part, including in the event of terminations resulting from specified causes.
(iii) Certificates for Stock. Restricted Stock granted under the Plan may be evidenced in such manner as the Committee shall determine. If certificates representing Restricted Stock are registered in the name of the participant, the Committee may require that such certificates bear an appropriate legend referring to the terms, conditions and restrictions applicable to such Restricted Stock, that the Company retain physical possession of the certificates, and that the participant deliver a stock power to the Company, endorsed in blank, relating to the Restricted Stock.
(iv) Dividends and Splits. As a condition to the grant of an Award of Restricted Stock, the Committee may require that any dividends paid on a share of Restricted Stock shall be either (1) paid with respect to such Restricted Stock at the dividend payment date in cash, in kind, or in a number of shares of unrestricted Common Stock having a Fair Market Value equal to the amount of such dividends, or (2) automatically reinvested in additional Restricted Stock or held in kind, subject to the same terms as applied to the original Restricted Stock to which it relates. Unless otherwise determined by the Committee, Common Stock distributed in connection with a stock split or stock dividend, and other property distributed as a dividend, shall be subject to restrictions and a risk of forfeiture to the same extent as the Restricted Stock with respect to which such Common Stock or other property has been distributed.

(e) Restricted Stock Units. The Committee is authorized to grant Restricted Stock Units to participants, which are rights to receive Common Stock, other Awards, or a combination thereof at the end of a specified deferral or vesting period, subject to the following terms and conditions:
(i) Grant and Restrictions. The satisfaction of Restricted Stock Units will occur upon expiration of the applicable deferral or vesting period specified for an Award of Restricted Stock Units by the Committee. Restricted Stock Units shall be subject to such restrictions on transferability, risk of forfeiture and other restrictions, if any, as the Committee may impose, which restrictions may lapse at the expiration of the deferral or vesting period or at earlier specified times (including based on achievement of performance goals and/or future service requirements), separately or in combination, in installments or otherwise, and under such other circumstances as the Committee may determine at the date of grant or thereafter. Restricted Stock Units may be satisfied by delivery of Common Stock, other Awards, or a combination thereof, as determined by the Committee at the date of grant or thereafter. Each Restricted Stock Unit Award shall be settled no later than the 15th day of the third month following the calendar year in which such Award becomes vested; provided, however, that, subject to compliance with Section 409A, the Committee, in its discretion, may provide for deferred settlement.
(ii) Forfeiture. Except as otherwise determined by the Committee, upon termination of employment or other service during the applicable deferral or vesting period, all Restricted Stock Units that are at that time subject to such forfeiture conditions shall be forfeited; provided that the Committee may provide, by rule or regulation or in any Award document, or may determine in any individual case, that restrictions or forfeiture conditions relating to Restricted Stock Units will lapse in whole or in part, including in the event of terminations resulting from specified causes.
(iii) Dividend Equivalents. Unless otherwise determined by the Committee, dividend equivalents on the specified number of shares of Common Stock covered by an Award of Restricted Stock Units shall be either (1) paid with respect to such Restricted Stock Units at the dividend payment date in cash or in shares of unrestricted Common Stock having a Fair Market Value equal to the amount of such dividends, or (2) deferred with respect to such Restricted Stock Units, either as a cash deferral or with the amount or value thereof automatically deemed reinvested in additional Restricted Stock Units.
(f) Other Stock-Based Awards and Cash Incentive Awards. The Committee is authorized, subject to limitations under applicable law, to grant to participants such other Awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, Common Stock or factors that may influence the value of Common Stock, including, without limitation, stock bonuses, dividend equivalents, convertible or exchangeable debt securities, other rights convertible or exchangeable into Common Stock, purchase rights for Common Stock, Awards with value and payment contingent upon performance of the Company or business units thereof or any other factors designated by the Committee, and Awards valued by reference to the book value of Common Stock or the value of securities of or the performance of specified subsidiaries or affiliates or other business units and awards designed to comply with or take advantage of other applicable local laws or jurisdictions other than the United States. The Committee shall determine the terms and conditions of such Awards. In addition, Cash Incentive Awards, including annual incentive Awards and long-term incentive Awards, denominated and settled in cash, may be granted under this Section 5(f), which Awards may be earned at such times, under such circumstances (including based on achievement of performance goals and/or future service requirements), in such installments or otherwise and under such other circumstances as the Committee may determine at the date of grant or thereafter. The Committee may require or permit the deferred payment and/or installment payout of all or part of any stock Awards or Cash Incentive Awards made hereunder, provided that the terms and conditions applicable to such deferral or installment payout comply with the distribution election and distribution timing requirements of Section 409A of the Code.
6. Performance-Based Equity and Cash Awards.
(a) General. The Committee may condition the grant, exercise, vesting or settlement of equity-based Awards on the achievement of specified performance goals in accordance with this section. The Committee may also condition the grant, vesting or payment of annual and long-term cash incentive Awards on the achievement of specified performance goals in accordance with this section. The applicable performance period for measuring achievement of specified performance goals may be any period designated by the Committee.

(b) Objective Performance Goals. A performance goal established in connection with an award covered by this section must be (1) objective, so that a third party having knowledge of the relevant facts could determine whether the goal is met, (2) prescribed in writing by the Committee before the beginning of the applicable performance period or at such later date when fulfillment is substantially uncertain, but not later than 90 days after the commencement of the performance period and in any event before completion of 25% of the performance period, and (3) based on any one or more of the following business criteria (which may be applied to an individual, a subsidiary, a business unit or division, or the Company and any one or more of its subsidiaries as a whole, as determined by the Committee):
(i)	total revenue or any key component thereof;

(ii)
operating income, pre-tax or after-tax income from continuing operations; earnings before interest, taxes and amortization (i.e. EBITA); earnings before interest, taxes, depreciation and amortization (i.e. EBITDA); or net income;

(iii)	cash flow (including, without limitation, free cash flow, cash flow return on investment (discounted or otherwise), net cash provided by operations or cash flow in excess of cost of capital);

(iv)	earnings per share or earnings per share from continuing operations (basic or diluted);

(v)	return on capital employed, return on invested capital, return on assets or net assets;

(vi)	after-tax return on stockholders’ equity;

(vii)	economic value created;

(viii)	operating margins or operating expenses;

(ix)	value of the Common Stock or total return to stockholders;

(x)	value of an investment in the Common Stock assuming the reinvestment of dividends;

(xi)
strategic business criteria, consisting of one or more objectives based on meeting specified market penetration goals, geographic business expansion goals, cost targets, ethics and compliance goals, management of employment practices and employee benefits, or supervision of litigation or information technology goals, or goals relating to acquisitions or divestitures of subsidiaries, affiliates or joint ventures; and/or

(xii)	a combination of any or all of the foregoing criteria.
The targeted level or levels of performance with respect to such business criteria may be established at such levels and in such terms as the Committee may determine, in its discretion, including in absolute terms, as a goal relative to performance in prior periods, or as a goal compared to the performance of one or more comparable companies or an index covering multiple companies. If and to the extent permitted for awards intended to qualify as “performance-based” under Section 162(m) of the Code and regulations thereunder, the Committee may provide for the adjustment of such performance goals to reflect changes in accounting methods, corporate transactions (including, without limitation, dispositions and acquisitions) and other similar types of events or circumstances occurring during the applicable performance period.
(c) Calculation of Performance-Based Award. At the expiration of the applicable performance period, the Committee shall determine the extent to which the performance goals established pursuant to this Section are achieved and the extent to which each performance-based award has been earned. The Committee may not exercise its discretion to increase the amount or value of an award that would otherwise be payable in accordance with the terms of a performance-based award made in accordance with this section.
7. Limits on Transferability; Beneficiaries. No Award or other right or interest of a participant under the Plan shall be pledged, hypothecated or otherwise encumbered or subject to any lien, obligation or liability of such participant to any party (other than the Company or an affiliate thereof), or assigned or transferred by such participant otherwise than by will or the laws of descent and distribution or to a beneficiary upon the death of a participant, and such Awards or rights that may be exercisable shall be exercised during the lifetime of the participant only by the participant or his or her guardian or legal representative, except that Awards (other than ISOs) and other rights may be transferred to one or more transferees during the lifetime of the participant, and may be exercised by such transferees in accordance with the terms of such Award, but only if and to the extent such transfers are permitted by the Committee, subject to any terms and conditions which the Committee may impose thereon. A beneficiary, transferee, or other person claiming any rights under the Plan from or through any participant shall be subject to all terms and conditions of the Plan and any Award agreement applicable to such participant, except as otherwise determined by the Committee, and to any additional terms and conditions deemed necessary or appropriate by the Committee. For purposes hereof, “beneficiary” shall mean the legal representatives of the participant’s estate entitled by will or the laws of descent and distribution to receive the benefits under a participant’s Award upon a participant’s death, provided that, if and to the extent authorized by the Committee, a participant may be permitted to designate a beneficiary, in which case the “beneficiary” instead will be the person, persons, trust or trusts (if any are then surviving) which have been designated by the participant in his or her most recent written beneficiary designation filed with the Committee to receive the benefits specified under the participant’s Award upon such participant’s death.

8. Capital Changes, Reorganization, Sale.
(a) Adjustments upon Changes in Capitalization. The aggregate number and class of shares issuable under the Plan, the number and class of shares and the exercise price per share covered by each outstanding Option, the number and class of shares and the base price per share covered by each outstanding SAR, the number and class of shares covered by each outstanding Restricted Stock Unit Award and Other Stock-Based Award, any per-share base or purchase price or target market price included in the terms of any such Award and all related terms shall be adjusted proportionately or as otherwise appropriate to reflect any increase or decrease in the number of issued shares of Common Stock resulting from a stock split or consolidation of shares or any like capital adjustment, or the payment of any stock dividend, and/or to reflect a change in the character or class of shares covered by the Plan arising from a readjustment or recapitalization of the Company’s capital stock.
(b) Cash, Stock or Other Property for Stock. Except as otherwise provided in this Section, in the event of an Exchange Transaction (as defined below), all holders of Options and SARs shall be permitted to exercise their outstanding Options and SARs in whole or in part (whether or not otherwise exercisable) immediately prior to such Exchange Transaction, and any outstanding Options and SARs which are not exercised before the Exchange Transaction shall thereupon terminate. Notwithstanding the preceding sentence, if, as part of an Exchange Transaction, the stockholders of the Company receive capital stock of another corporation (“Exchange Stock”) in exchange for their shares of Common Stock (whether or not such Exchange Stock is the sole consideration), and if the Board, in its sole discretion, so directs, then all outstanding Options and SARs shall be converted into options to purchase shares of, or stock appreciation rights with respect to, Exchange Stock. The amount and price of converted options and stock appreciation rights shall be determined by adjusting the amount and price of the Options and SARs granted hereunder on the same basis as the determination of the number of shares of Exchange Stock the holders of Common Stock shall receive in the Exchange Transaction and, unless the Board determines otherwise, the vesting conditions with respect to the converted options and stock appreciation rights shall be substantially the same as the vesting conditions set forth in the original Option or SAR agreement, as applicable. Any such adjustment shall be made in a manner that does not cause the Option or SAR to become subject to Section 409A of the Code. The Board, acting in its discretion, may accelerate the vesting of Restricted Stock and Restricted Stock Unit Awards and the exercisablity, vesting and/or settlement, as applicable, of Other Stock-Based Awards and Cash Incentive Awards and/or make such other adjustments to the terms of any such outstanding Awards, and/or provide for the conversion of such Awards (other than Cash Incentive Awards) into comparable awards relating to Exchange Stock, all as it deems appropriate in its sole discretion in the context of an Exchange Transaction.
(c) Definition of Exchange Transaction. For purposes hereof, the term “Exchange Transaction” means a merger (other than a merger of the Company in which the holders of Common Stock immediately prior to the merger have the same proportionate ownership of Common Stock in the surviving corporation immediately after the merger), consolidation, acquisition or disposition of property or stock, separation, reorganization (other than a mere reincorporation or the creation of a holding company), liquidation of the Company or any other similar transaction or event so designated by the Board in its sole discretion, as a result of which the stockholders of the Company receive cash, stock or other property in exchange for or in connection with their shares of Common Stock.
(d) Fractional Shares. In the event of any adjustment in the number of shares covered by any Award pursuant to the provisions hereof, any fractional shares resulting from such adjustment shall be disregarded, and each such Award shall cover only the number of full shares resulting from the adjustment.
(e) Determination of Board to be Final. All adjustments under this Section shall be made by the Board, and its determination as to what adjustments shall be made, and the extent thereof, shall be final, binding and conclusive.

9. Tax Withholding; 409A Compliance. As a condition to the exercise of any Award, the delivery of any shares of Common Stock or payment of cash pursuant to any Award or the lapse of restrictions on any Award, or in connection with any other event that gives rise to a federal or other governmental tax withholding obligation on the part of the Company or an affiliate relating to an Award, the Company and/or the affiliate may (a) deduct or withhold (or cause to be deducted or withheld) from any payment or distribution to a participant whether or not pursuant to the Plan or (b) require the participant to remit cash (through payroll deduction or otherwise), in each case in an amount sufficient in the opinion of the Company to satisfy such withholding obligation. If the event giving rise to the withholding obligation involves a transfer of shares of Common Stock, then, at the sole discretion of the Committee, the participant may satisfy the withholding obligation described under this Section by electing to have the Company withhold shares of Common Stock or by tendering previously-owned shares of Common Stock, in each case having a fair market value equal to the amount of tax to be withheld (or by any other mechanism as may be required or appropriate to conform with local tax and other rules). It is intended that awards made under the Plan, including any related settlement terms and conditions and any deferred payment or settlement terms and conditions shall be structured, applied and interpreted in a manner that complies with Section 409A of the Code. Notwithstanding the foregoing, each participant shall be solely responsible for the tax consequences associated with awards made to such participant under the Plan and no participant shall have have a claim against the Company by reason of an award being subject to Section 409A of the Code.
10. Amendment and Termination. The Board may amend or terminate the Plan, provided, however, that no such action may adversely affect a participant’s rights under an outstanding Award without the participant’s written consent. Any amendment that would increase the aggregate number of shares of Common Stock issuable under the Plan, that would modify the class of persons eligible to receive Awards under the Plan or that would otherwise be required to be approved by stockholders pursuant to applicable law or the requirements of any stock exchange or market upon which the Common Stock may then be listed shall be subject to the approval of the Company’s stockholders. The Committee may amend the terms of any agreement or Award made hereunder at any time and from time to time, provided, however, that any amendment which would adversely affect a participant’s rights under an outstanding Award may not be made without the participant’s consent.
11. General Provisions.
(a) Shares Issued Under Plan. Shares of Common Stock available for issuance under the Plan may be authorized and unissued, held by the Company in its treasury or otherwise acquired for purposes of the Plan. No fractional shares of Common Stock will be issued under the Plan.
(b) Compliance with Law. The Company will not be obligated to issue or deliver shares of Common Stock pursuant to the Plan unless the issuance and delivery of such shares complies with applicable law, including, without limitation, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and the requirements of any stock exchange or market upon which the Common Stock may then be listed, and shall be further subject to the approval of counsel for the Company with respect to such compliance.
(c) Transfer Orders; Placement of Legends. All certificates for shares of Common Stock delivered under the Plan shall be subject to such stock-transfer orders and other restrictions as the Company may deem advisable under the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange or market upon which the Common Stock may then be listed, and any applicable federal or state securities law. The Company may cause a legend or legends to be placed on any such certificates to make appropriate reference to such restrictions.
(d) No Employment or other Rights. Nothing contained in the Plan or in any Award agreement shall confer upon any participant any right with respect to the continuation of his or her employment or other service with the Company or an affiliate or interfere in any way with the right of the Company and its affiliates at any time to terminate such employment or other service or to increase or decrease, or otherwise adjust, the other terms and conditions of the participant’s employment or other service.

(e) Decisions and Determinations Final. All decisions and determinations made by the Board pursuant to the provisions hereof and, except to the extent rights or powers under the Plan are reserved specifically to the discretion of the Board, all decisions and determinations of the Committee, shall be final, binding and conclusive on all persons.
(f) Nonexclusivity of the Plan. No provision of the Plan, and neither its adoption by the Board or submission to the stockholders for approval, shall be construed as creating any limitations on the power of the Board or a committee thereof to adopt such other incentive arrangements, apart from the Plan, as it may deem desirable.
12. Governing Law. All rights and obligations under the Plan and each Award agreement or instrument shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to its principles of conflict of laws.
13. Term of the Plan. The Plan shall be effective as of the date of its adoption by the Board, subject to the approval of the stockholders of the Company within twelve (12) months from the date of such adoption by the Board. The Plan shall expire on the tenth anniversary of the date of its adoption by the Board, unless sooner terminated by the Board. The rights of any person with respect to an Award made under the Plan that is outstanding at the time of the termination of the Plan shall not be affected solely by reason of the termination of the Plan and shall continue in accordance with the terms of the Award and of the Plan, as each is then in effect or is thereafter amended.